Exhibit 10.1

EXECUTION VERSION

New Company –
Binding Agreement

Parties:	Comcast Corporation (“Comcast”) Michael J. Angelakis (the “initial ABCCo/ManagementCo CEO” or the “initial CEO”)
Entities:
Entity (“ABCCo”) to be established by Comcast1 and ManagementCo (see following paragraph)

Entity (“ManagementCo”) to manage/control/advise ABCCo to be owned by the management team.  The initial ABCCo/ManagementCo CEO will hold a majority of ManagementCo’s voting power and profit interests representing between 20 and 40% of its economics during the first five years of the term and between 20 and 33 1/3% of its economics during the final five years of the term.  For the avoidance of doubt, such profits interests related to any underlying investment of ABCCo shall apply based upon the date such investment is consummated (without regard to when any realization with respect thereto occurs)

Each of ABCCo and ManagementCo will be entities that will be treated as partnerships for US federal income tax purposes

Purpose:
Pursue investment and operating opportunities in public and private entities globally, in a range of industries and business sectors

Enter into other financial or commercial arrangements with Comcast (including, potentially, the purchase of non-core assets) as may be agreed by Comcast and ABCCo/ManagementCo from time to time

This will be an exclusive arrangement (i.e., ManagementCo/ABCCo will not have investment advisory or similar arrangements with parties other than

1 Comcast may assign its rights and obligations hereunder to any controlled subsidiary; provided that Comcast shall remain obligated to perform all obligations hereunder specified to be performed by it in the event of the failure of such subsidiary to perform any such obligations.

Comcast). In addition, ManagementCo’s executives and other investment professionals will be subject to customary exclusivity arrangements
Capital Commitments:
Comcast:  $4 billion in cash

ManagementCo:  Up to $100 million in cash, as may be determined by ManagementCo23

Drawdowns of the cash capital commitments to be funded pro rata (based on relative capital commitments) as between Comcast and ManagementCo

Subject to Comcast approval rights noted in “Governance” below, capital calls are to be made at the direction of ManagementCo in its discretion

Proceeds from investments representing amounts of returned capital may be recalled and reinvested during the first 7 years of the term; provided, however, that in no event will the cost basis of investments held by ABCCo attributable to capital contributions from Comcast (including any recalled capital contributions) exceed $4 billion at any time.  For the avoidance of doubt, the $4 billion amount will not be reduced by amounts that

2 Of this amount, between $40 and $50 million will be funded by the initial ABCCo/ManagementCo CEO (or trusts, estate planning vehicles or similar entities established by the initial CEO); provided that the initial CEO shall remain obligated in respect of such required funding if the relevant vehicle fails to satisfy its funding obligation. In the event the initial ABCCo/ManagementCo CEO ceases to be the CEO or lead investment professional for any reason, he shall be released from the obligation to fund any portion of his capital commitment which is not yet funded at the time he ceases to be CEO or the lead investment professional. In such a circumstance, his previously funded commitment shall remain invested and be treated as specified in this agreement; provided, that if the reason he ceases to be CEO or the lead investment professional is his death or disability, he (or his estate) shall be entitled, on or after the third anniversary of the date he ceases to be CEO or lead investment professional, to require Comcast to repurchase his funded commitment (i.e., the preferred interests attributable to such funded commitment) for cash at the fair market value of such funded commitment at the time of the repurchase.

3 To the extent determined by ManagementCo to be advisable for tax reasons (including NYC UBT), the capital commitment of ManagementCo may be made by an affiliate of ManagementCo (it being understood that the affiliate will have the financial wherewithal to honor its capital commitment), and the interests in ABCCo specified in this agreement to be held by ManagementCo may be held by such an affiliate. The initial CEO will have the same voting control in such an affiliate as the initial CEO has in ManagementCo and will have economic ownership of such an affiliate within the parameters set forth above for the initial CEO’s economic ownership of ManagementCo. In the event the capital commitment is made by, and/or the interests in ABCCo are held, by an affiliate of ManagementCo, references to ManagementCo in this agreement shall be deemed, where appropriate, to refer to the applicable affiliate. If for any reason the affiliate fails to satisfy its funding obligations in respect of its capital commitment, the initial CEO will remain obligated in respect of his pro rata share of such required funding.

may be retained in accordance with “Economics/Distributions” below
Capital Structure:
In exchange for its capital contributions to ABCCo, Comcast will receive (i) non-voting preferred interests (“preferred interests”) in ABCCo and (ii) warrants to acquire (at a $0 exercise price and at any time) non-voting Class A common interests in ABCCo.  In addition, ManagementCo will receive pari passu preferred interests in respect of its cash capital contributions and pari passu warrants to acquire (at a $0 exercise price and at any time) non-voting Class A Common interests

ManagementCo will own 100% of ABCCo’s voting Class B common equity interests.  Following exercise of 100% of the warrants to acquire Class A common interests, the Class A common interests (which shall be held pro rata between Comcast and ManagementCo in accordance with their respective aggregate capital contributions to ABCCo) will represent 87.5% of the aggregate common interests.  At such time, ManagementCo’s Class B Common interests will represent 12.5% of the aggregate common interests.  At all times the Class B common interests will represent 100% voting control

Neither the preferred nor common interests may be transferred without the consent of the other party, except that (i) common interests may be transferred within the management group and in connection with customary gift and estate planning arrangements and (ii) Comcast may transfer its interests among controlled subsidiaries and in connection with other bona fide corporate transactions/restructurings where the transfer of Comcast’s interests is not the primary purpose of the transaction/restructuring (it being understood that, in the case of any such corporate transaction/restructuring, the entity to which the interests are transferred and which assumes the related obligations will have the financial wherewithal to honor those obligations)4

Alternative Investment	In connection with any proposed investment outside the

4 As indicated above, to the extent a controlled subsidiary of Comcast is the counterparty (and/or holds any of the preferred or common interests), Comcast shall remain obligated to perform all obligations hereunder specified to be performed by it in the event of the failure of such subsidiary to perform any such obligations.

Vehicles:
United States, if ManagementCo determines in good faith that the making of such investment through ABCCo may result in materially adverse tax consequences to the investors in ABCCo, the parties agree to consider making such investment outside ABCCo through an alternative investment vehicle. It is understood that the investment results of any investment made through an alternative investment vehicle will be netted against the investment results of investments made through ABCCo as if such investment through the alternative investment vehicle was made through ABCCo

Annual Management Fee:
$40 million per year payable (quarterly in advance) by Comcast (pro rated for any partial year) during the term (with the management fee to be offset by any monitoring, transaction and similar fees received by ManagementCo from any source; provided that as set forth below in “Operations, Expenses and Administrative Services,” ManagementCo may not charge such fees to any person or entity except with the consent of Comcast or in limited circumstances set forth below)

Economics/Distributions:
Distributions of dividends, interest or proceeds in respect of a particular investment or business will be made in respect of the preferred interests, the Class A common interests and the Class B common interests until the holders of the preferred interests, the Class A common interests and the Class B common interests have received, on a cumulative basis and without duplication,  the amounts set forth below in the following order of priority:

-  first, 100% in respect of the preferred interests until the aggregate amount distributed in respect of the relevant investment or business equals the aggregate amount of capital contributions made in respect of such investment or business plus 2% (compounded annually from the date such capital contributions were made);

-  second, 100% in respect of the preferred interests until the aggregate amount distributed in respect of previously realized investments or businesses equals the aggregate amount of capital contributions made in respect of such previously realized investments or businesses plus 2% (compounded annually from the date of such capital contributions);

-  third, 100% to Comcast until the aggregate amount distributed equals the amount of management fees theretofore paid that ManagementCo determines in good faith should be returned pursuant to this clause third in order to reflect the portion of ABCCo’s aggregate portfolio represented by the relevant investment or business and the previously realized investments and businesses plus 2% (compounded annually from the date of payment of such management fees by Comcast);

-  fourth, 100% in respect of the preferred interests until the aggregate amount distributed equals the amount of Extraordinary Expenses (as defined below) (whether or not attributable to any investment) theretofore paid that ManagementCo determines in good faith should be returned pursuant to this clause fourth in order to reflect the portion of ABCCo’s aggregate portfolio represented by the relevant investment or business and the previously realized investments and businesses plus 2% (compounded annually from the date the capital contributions were made, or other amounts held by ABCCo were applied, to pay such Extraordinary Expenses);

-  fifth, either:

1.     if the fair market value of ABCCo’s unrealized investments or businesses (as determined in good faith by ManagementCo in connection with the most recent periodic valuation of such unrealized investments and businesses) is less than the aggregate amount of capital contributions made in respect of such unrealized investments or businesses, 100% in respect of the preferred interests until the aggregate amount distributed equals the amount of the unrealized loss; or

2.     if the fair market value of ABCCo’s unrealized investments or businesses (as determined in good faith by ManagementCo in connection with the most recent periodic valuation of such unrealized investments and businesses) is greater than the amount equal to the sum of (x) the aggregate amount of capital contributions made in respect of such unrealized investments and businesses minus (y) the aggregate amount previously distributed in respect of the preferred interests pursuant to subclause 1 of this clause fifth on account of then existing net unrealized losses in respect of such unrealized investments and businesses (such excess amount, the unrealized gain at such time), 100% in respect of the Class B common interests until the aggregate amount distributed equals (i) 14.286% multiplied by (ii) the amount of such unrealized gain (provided that the amount of such unrealized gain taken into account for purposes of this calculation shall not exceed the aggregate amount previously distributed in respect of the preferred interests pursuant to subclause 1 above and such previously distributed amounts shall relate to investments and businesses that are unrealized investments and businesses at the time of the distribution pursuant to this subclause 2);

-  sixth, 87.5% in respect of the Class B common interests and 12.5% in respect of the Class A common interests until the holders of the Class B common interests have received, as a “catch up” distribution with respect to its Class B common interests, 12.5% of all distributions made, less aggregate capital contributions and management fee amounts returned, pursuant to clauses first through fourth above and this clause sixth; and

-  thereafter, 87.5% in respect of the Class A common interests and 12.5% in respect of the Class B common interests.

For the avoidance of doubt, it shall not be necessary to recover capital in respect of any realized investment or business under clauses 1 or 2 of this waterfall if such capital has been previously recovered under subclause 1 of clause fifth of this waterfall. It is understood that for purposes of this waterfall, a “realized investment or business” will mean any investment or business or portion thereof that has been sold, otherwise disposed of or permanently and fully written off, and a “unrealized investment or business” will mean that portion of any investment or business that has not been sold, otherwise disposed of or permanently and fully written off. In the event of a recapitalization or similar transaction resulting in extraordinary dividends or similar proceeds, such transaction shall be treated as a partial disposition of the applicable investment or business and ManagementCo shall make determinations in good faith of the portion of such investment or business that will be treated as the “realized investment” and the portion of such investment or business that will be treated as the “unrealized investment”. In the case of any ordinary dividends, interest or similar amounts received in respect of any unrealized investment or business, such unrealized investment or business will not be taken into account in determining the amount of management fees or Extraordinary Expenses that are to be returned pursuant to clauses third and fourth of this waterfall.

The term “Extraordinary Expenses” means the expenses payable by ABCCo described in this agreement under “Operations, Expenses and Administrative Services” below

Distributions will be made as promptly as reasonably practicable upon the receipt of dividends, interest or investment proceeds, except that ManagementCo, in its discretion, may permit ABCCo to retain up to $2 billion of such amounts from time to time

Prior to the end of the term, distributions will be in cash or marketable securities. Upon termination of ABCCo, distributions may include restricted securities or other assets

To the extent of available cash, tax distributions will be made to all parties (i.e., ManagementCo and Comcast) in an amount necessary to pay combined federal, state and local income tax for individuals resident in New York City. Such distributions will be treated as advances against distributions otherwise to be made

Term:
10 years (subject to early termination as set forth in this agreement).  At the expiration of the term, (i) all capital commitments will terminate, (ii) (assuming that the parties have not agreed to pursue an IPO or other alternative transaction, such as a spinoff as described below in “Additional Comcast Rights”) ABCCo will begin to monetize it holdings (subject to Comcast’s ROFO rights below) and make distributions in accordance with

“Economics/Distributions” above and (iii) the “clawback” arrangements set forth below will be implemented
Clawback:
The maximum distributions payable in respect of the Class B common interests in the aggregate shall be the amount payable in respect of such Class B common interests under “Economics/Distributions” above (the “Class B Maximum Amount”).  At the end of the term, ManagementCo will conduct an analysis of its investments that will determine the Class B Maximum Amount (assuming all investments and businesses were realized at that time and the proceeds distributed; provided that for purposes of calculating the preferred return, the actual timing of prior cash flows shall be used).  If, based on that determination, actual distributions in respect of the Class B common interests exceed the Class B Maximum Amount, the holders of the Class B common interests will contribute any excess to ABCCo for distribution to the holders of the preferred interests in accordance with ownership interests (with the clawback obligation limited to (i) after-tax distribution proceeds in respect of the Class B common interests plus (ii) any tax benefits received by the relevant holder in respect of the clawback payment in the taxable year in which the clawback payment is made).  There will be a true-up of these amounts upon the ultimate disposition of ABCCo’s holdings

Governance:
Control vested with ManagementCo, subject to the following Comcast consent rights:

-      Any individual investment (or a series of investments that are part of the same overall transaction) where ABCCo’s transaction investment is more than $400 million

-      The investment of more than $2 billion in any 12-month period

-      Any investment in any entity that directly or indirectly holds any interest in: (i) a broadcast or Wireless Radio Service license issued by the FCC, (ii) a daily newspaper in the U.S., (iii) an MVPD or an OVD that provides service in the U.S., (iv) a provider of Broadband Internet Access Services in the U.S., (v) a Video Programmer or (vi) any other business subject to regulation by state public utility commissions, local franchise authorities or other similar state or local regulatory authorities, only if such investment would:

1.    violate (or cause Comcast to be in violation of) in any significant respect any provision of the Communications Act, FCC regulations or policies, antitrust laws or regulations5 or applicable state or local laws or regulations (collectively, “Relevant Laws”),

2.     limit or impair in any significant respect any current or then-contemplated core business activities of Comcast under Relevant Laws, or

3.     subject Comcast to any additional significant obligations or requirements under Relevant Laws.

It is understood that the list of businesses subject to this approval right will be expanded to include additional businesses that become subject to FCC regulation in the future.

-      Any investment that would violate (or cause Comcast to be in violation of) in any significant respect any other law or regulation

-      Any investment in the United States that would limit or impair in any significant respect any current or then–contemplated core business activities of Comcast under the antitrust laws or regulations

-      Any investment in the United States in any Comcast core business where Comcast wishes to (i) acquire 100% of the investee business and, thereafter, (ii) integrate the investee business into Comcast’s other operations. In the event such an investment is initially identified to Comcast by ABCCo/ManagementCo, Comcast and ABCCo/ManagementCo will discuss in good faith arrangements designated to compensate ABCCo/ManagementCo for its efforts in identifying/sourcing the investment

In the event Comcast wishes to pursue any other investment in the United States in any Comcast core business that is also independently being considered by

5 For the avoidance of doubt, laws or regulations shall include consent decrees, commitments, conditions and other similar obligations.

ABCCo, ABCCo will not be permitted to pursue the investment opportunity on its own without Comcast’s consent but, instead, will partner and be permitted to coinvest with Comcast for at least 25% of the proposed investment. In addition, if the investment is initially identified to Comcast by ABCCo/ManagementCo, Comcast and ABCCo/ManagementCo will discuss in good faith arrangements designed to compensate ABCCo/ManagementCo for its efforts in identifying/sourcing the investment

-      Admission of third party direct investors in ABCCo or investors other than ManagementCo employees in ManagementCo (other than, in the case of ManagementCo, trusts, estate planning vehicles or similar entities established as contemplated by footnote 2 above)

-      Incurrence of debt at ABCCo or ManagementCo (it being understood that (i) Comcast’s consent is not required for the incurrence of debt at the level of ABCCo’s underlying businesses and investments and (ii) in no event shall any such debt of such underlying businesses and investments be recourse to Comcast)

-      IPO of ABCCo or ManagementCo

In the event that Comcast determines not to grant its consent pursuant to any of the foregoing clauses, ManagementCo and Comcast will discuss the reasons for such withholding of consent and will consider in good faith whether there are alternative approaches that might address Comcast’s concerns while permitting (a possibly modified version of) the proposed transaction to go forward

With a view to ensuring both that the Comcast-ABCCo strategic objectives are met and that investment/business opportunities are coordinately appropriately, the Comcast CEO (or a designee acceptable to ManagementCo) will be entitled to serve on an ABCCo advisory board

ABCCo/ManagementCo CEO; Key Man Provision:	The initial ABCCo/ManagementCo CEO will serve in that role on a substantially full time basis for at least five years. 6 In the event that ABCCo/ManagementCo’s initial CEO is no longer dedicated on a substantially full-time basis to ABCCo’s business, is not ABCCo/ManagementCo’s CEO or ManagementCo’s lead investment professional, does not hold at least a majority of ManagementCo’s voting power or does not hold at least 20% of ManagementCo’s economic interests (i.e., if any of the foregoing occurs), at Comcast’s election, Comcast’s capital commitment will terminate and, after 3 years, Comcast may require an orderly disposition of assets

Comcast will also be permitted to terminate its capital commitment, require a winding-up of ABCCo and exercise other customary remedies upon the occurrence of specified “cause” events

Additional Comcast Rights:
ROFO on all assets to be divested by ABCCo at FMV

If ManagementCo determines that it would be advisable to include any co-investors in connection with the completion of any potential investment or acquisition, it shall offer such co-investment opportunity to Comcast prior to offering such opportunity to any other party

In the event that Comcast determines, in its good faith judgment, that the continued consolidation of the ABCCo’s results with those of Comcast is resulting or would be reasonably likely to result in significant adverse consequences to Comcast (including, by way of example, adverse impacts on Comcast’s credit rating or borrowing terms),

(i)           if ABCCo is not then and is not reasonably likely to become an “investment company” under the Investment Company Act of 1940 (as determined in good faith by ManagementCo), (x) Comcast will be permitted to effect a spinoff of its interest in ABCCo to Comcast shareholders provided that the spinoff entity has the financial wherewithal to meet its obligations under this agreement, it being

6 Vesting for the initial CEO will be 20% per year for five years from the commencement of ABCCo. Vesting terms for other employees of ManagementCo shall be determined by the initial ABCCo/ManagementCo CEO, but will be on terms no more favorable to such other employees than the vesting terms applicable to the CEO.

understood that (A) ManagementCo will not be obligated to agree to changes to its governance or economic rights set forth in this agreement, (B) the ROFO for Comcast referenced above shall be retained by Comcast post-spinoff but shall apply only to assets held by ABCCo at the time of the spinoff and not to subsequently acquired assets and (C) Comcast will not be permitted to effect a spinoff if the consummation of the spinoff would, or would be reasonably likely to, result in any significant adverse consequences to ABCCo or ManagementCo (with the sole fact of the creation of the new public company itself not constituting such a significant adverse effect), and (y) ManagementCo/ABCCo will cooperate with Comcast to facilitate such a spinoff,

(ii) if ABCCo is then such an “investment company” or is reasonably likely to become such an “investment company” (as determined in good faith by ManagementCo), ManagementCo/ABCCo will use their good faith efforts (in collaboration with Comcast) to determine whether there are reasonable available actions that can be taken to address the adverse consequences affecting Comcast (but, for the avoidance of doubt, in such circumstances, it shall not be considered reasonable to effect a spinoff of the type referenced in clause (i) or any alternative public offering unless other reasonable actions are available so that, in the good faith judgment of ManagementCo, ABCCo will not, at the time of any such spinoff or alternative public offering, be or be reasonably likely to become an “investment company”) and, if such available actions are determined to exist and Comcast wishes to pursue such course of action, ManagementCo/ABCCo will take such actions, provided that, in connection with the taking of any such action, ManagementCo will not be obligated to agree to any changes to its governance or economic rights set forth in this agreement or to pursue any action that would, or would be reasonably likely to, result in any other significant adverse consequences to ABCCo or ManagementCo and

(iii) if Comcast elects to pursue the

action described below in this clause (iii) in preference to any available action under clause (i) or clause (ii) or if there is no such other available action, Comcast will be permitted to transfer up to 40% of its interests in ABCCo to a third party, with the transferee subject to ManagementCo’s consent (not to be unreasonably withheld or delayed), provided that, except as specified below, ManagementCo shall not be entitled to withhold or delay its consent if the proposed transferee is a bona fide financial institution or investment firm or fund of national standing with the financial wherewithal to meet its related financial obligations (i.e., capital commitment and management fee) and, provided, further, that in all cases, ManagementCo shall be entitled to withhold its consent if the transfer would result in, or be reasonably likely to result in, significant adverse consequences to ABCCo or ManagementCo with respect to regulatory, legal, tax or similar matters.

Senior Advisor Role:
The initial ABCCo/ManagementCo CEO will be appointed a Senior Advisor to Comcast (i.e., a non-employee/non-executive position), will receive compensation of $100,000 per year for such service and will participate in Comcast’s Executive Management Committee discussions to the extent reasonably appropriate (as agreed by ManagementCo and Comcast), subject to information firewalls or similar arrangements.  In this regard, and with a view to ensuring both that the Comcast – ABCCo strategic objectives are met and that investment/business opportunities are coordinated appropriately, the initial ABCCo/ManagementCo CEO will be allocated time at relevant Comcast Executive Management Committee meetings to discuss potential investments, opportunities and initiatives under consideration by ABCCo

Operations, Expenses and Administrative Services:
ManagementCo will be responsible for its normal operating expenses, including compensation, rent, utilities and similar expenses (with the initial ABCCo/ManagementCo CEO’s annual cash compensation to be $8 million) and for the routine administrative expenses (i.e., financial statement and income tax preparation) of ABCCo.  In addition, Comcast will provide certain (to be mutually agreed) administrative services to ManagementCo/ABCCo on arm’s-length terms

ManagementCo will not charge any person or entity any monitoring, transaction or similar fees except (i) with the consent of Comcast or (ii) in the case in which any co-investors are charging any such fees, in which case ManagementCo may receive a pro rata portion of any such fees. Nothing in this paragraph shall preclude reimbursement by the issuers of actual or prospective investments to ManagementCo or ABCCo of out-of-pocket expenses (e.g., due diligence, legal, accounting, investment banking and similar expenses incurred in connection with any actual or prospective transactions; travel expenses associated with attending board meetings and otherwise conducting investment oversight, etc.)

To the extent not paid by issuers of actual or prospective investments, ABCCo will pay the costs and expenses associated with proposed transactions that are not ultimately consummated and any non-routine or extraordinary expenses of ABCCo (e.g., indemnification or litigation related expenses and any premiums for related insurance). To the extent capital contributions are used for the purpose of paying any such expenses, such capital contributions shall reduce the remaining unfunded commitment of the investors in ABCCo (i.e., any portion funded by Comcast will reduce the remaining unfunded portion of its $4 billion commitment)

No-solicit; no-hire:	ABCCo/ManagementCo may not solicit or hire Comcast employees without Comcast’s prior consent

Indemnification; Exculpation:
ManagementCo and the officers (including the CEO), directors, managers, partners, employees, owners and controlling persons of ManagementCo will be exculpated and indemnified by ABCCo except in respect of any act or omission constituting fraud, willful misconduct or recklessness, and with respect to any criminal action or proceeding, any act or omission taken or suffered without reasonable cause to believe such conduct was unlawful.  Each indemnified party shall be entitled to advancement of expenses by ABCCo in connection with any claim; provided that such party shall be required to repay any such advances if it is determined by a court or other tribunal of proper jurisdiction that the applicable conduct of such party failed to meet the standards set forth above for indemnification

Employment-Related Matters:
The initial ABCCo/ManagementCo CEO will remain as Comcast's Vice Chairman and Chief Financial Officer until the earlier of (i) the new Chief Financial Officer's commencement of work with Comcast and (ii) June 30, 2016 (the earlier of (i) and (ii), the “Transition Date”).  From and after the Transition Date, the initial ABCCo/ManagementCo CEO will serve as a Senior Advisor to Comcast to assist with transitional matters for a mutually agreed, reasonable period of time.  Prior to the commencement of ABCCo, the Senior Advisor will have a mutually agreed employee role at Comcast; thereafter, the Senior Advisor will have a consulting role as set forth under “Senior Advisor Role” above.

The initial ABCCo/ManagementCo CEO will cease to be eligible to receive grants of Comcast equity awards as of the date that he is no longer serving as Vice Chairman and Chief Financial Officer of Comcast, but will continue to vest in existing Comcast equity awards in accordance with Comcast’s vesting schedule for so long as any of the events that would allow Comcast to trigger its rights under the “Key Man” provisions noted above has not occurred.   In addition, (i) the initial ABCCo/ManagementCo CEO will continue to be eligible to receive his 2015 Comcast bonus (payable in 2016), (ii) the initial ABCCo/ManagementCo CEO will receive the Comcast deferred compensation contribution contemplated by his existing employment agreement to be paid in 2016, (iii) the initial ABCCo/ManagementCo CEO will continue to be eligible to re-defer amounts under Comcast’s deferred compensation plan for so long as he remains an employee of Comcast and (iv) the initial ABCCo/ManagementCo CEO’s deferred compensation amounts will be credited at the employee rate through June 30, 2016. Thereafter, the initial CEO will be treated as a non-employee for all purposes under the deferred compensation and other Comcast plans (including the crediting rate under the deferred compensation plan)

Timing:	ABCCo will commence operations at such time in 2015 or early 2016 as may be agreed by the initial ABCCo/ManagementCo CEO and Comcast
Long-form Documentation:
Comcast and the initial ABCCo/ManagementCo CEO agree and acknowledge that this agreement contains all the material terms of, and necessary to, the transactions contemplated by this agreement and that this agreement constitutes a legally binding agreement of Comcast and the initial ABCCo/ManagementCo CEO to enter into, and consummate, the transactions contemplated by this agreement on the terms set forth herein

Exhibit A sets forth a list of long-form documentation to be executed in connection with implementing the matters contemplated by this agreement

Each of Comcast and the initial ABCCo/ManagementCo CEO shall negotiate and enter into (and cause ABCCo and ManagementCo to enter into) the more detailed long-form documentation set forth on Exhibit A on the terms set forth in this agreement (as well as additional substantive terms not inconsistent with those contained herein) as promptly as reasonably practicable (and in any event, no later than September 30, 2015); provided, that unless and until such long-form documentation is executed, Comcast and the initial ABCCo/ManagementCo CEO shall continue to be bound by, and the transactions contemplated by this agreement shall be governed by, this agreement

Confidentiality:
Each party shall consult with the other party before issuing any press release or making any public statement with respect to this agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with any national securities exchange; provided, that any such press release or public statement shall, in all events, be subject to

Comcast’s prior approval
Governing Law:
This agreement and the long-form documentation to be executed in connection with implementing the matters contemplated by this agreement (other than the organizational documentation of ABCCo and ManagementCo, which shall be governed by the law of the jurisdiction of ABCCo’s organization and ManagementCo’s organization, respectively) shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state

Jurisdiction:
The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

WAIVER OF JURY TRIAL:	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY
Notices:	All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Comcast, to: Comcast Corporation

One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Arthur R. Block
Facsimile No.: (215) 286-7794

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 701-5800

if to the initial ABCCo/ManagementCo CEO, to:

Michael J. Angelakis
c/o Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199-3600
Attention: John B. Ayer
Facsimile No.: (617) 951-7050

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto

Amendments and Waivers:
Any provision of this agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this agreement, or in the case of a waiver, by the party against whom the waiver is to be effective

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

The rights and remedies herein provided shall be

cumulative and not exclusive of any rights or remedies provided by law
Expenses:
All costs and expenses incurred in connection with this agreement shall be paid by the party incurring such cost or expense; provided that reasonable organizational expenses of ABCCo shall be paid by ABCCo

Successors and Assigns; Third Party Beneficiaries:
The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this agreement without the consent of the other party

No provision of this agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties and their respective successors and permitted assigns

Counterparts; Effectiveness:
This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument

This agreement shall become effective when each party shall have received a counterpart hereof signed by the other party

Until and unless each party has received a counterpart hereof signed by the other party, this agreement shall have no effect and neither party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication)

Entire Agreement:
This agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this agreement

Severability:
If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party

Upon such a determination, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible

Specific Performance:
The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity

In consideration of the above terms and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby as of the 30th day of March, 2015, have set their hands below.

COMCAST CORPORATION

/s/ Arthur R. Block
By:	Arthur R. Block
Title:	Executive Vice President

/s/ Michael J. Angelakis
Michael J. Angelakis

Exhibit A

List of Long-form Documentation

1.	Charter documentation of ABCCo setting forth the core terms included in this agreement, including the capital structure and economic/distribution provisions applicable to ABCCo

2.	Subscription agreement between Comcast and ABCCo representing a commitment by Comcast to invest $4 billion in ABCCo

3.
Subscription agreement between ManagementCo and ABCCo representing a commitment by ManagementCo to invest up to $100 million in ABCCo, with $40-50 million to be committed by the initial ABCCo/ManagementCo CEO

4.
Management agreement between ManagementCo, ABCCo and Comcast relating to the provision of management services by ManagementCo to ABCCo and the payment of fees for such services by Comcast as specified in this agreement

5.	Charter documentation of ManagementCo setting forth the governance and economic arrangements applicable to the owners of ManagementCo, subject to the provisions of this agreement